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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                 STAPLES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter sent by Thomas G. Stemberg, Chief Executive Officer of
Staples, Inc. may be deemed to be "other soliciting materials" for purposes of Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended, and is filed herewith in accordance with said Rule.


                                                                  May 31, 2001


Ted White
Director, Corporate Governance
California Public Employees' Retirement System
Lincoln Plaza
400 P Street
Sacramento, CA 95814

By FAX: (916) 326-3248

Dear Mr. White:

Thank you for your letter dated May 17, 2001, and for taking the time to speak with John Mahoney on May 21 about your views on the reclassification proposal. As a substantial holder of Staples stock, your perspective has great value for us.

I have reviewed your letter and carefully considered the concerns you raised with John. I have also discussed these matters with the Board. There can be little disagreement that it is important for Staples' operations to fold back in the Staples.com stock. Our Board made this determination in March and then adopted a process for implementation that is consistent with best governance practices, and in many cases went beyond what is normally required. For example, of the potential structuring options for the fold back transaction, the Board selected the only structuring option that required a shareholder vote. In addition, to eliminate even the appearance of a conflict of interest in considering the transaction, the Board members, including myself, rescinded their purchases of Staples.com stock and cancelled all of their options for Staples.com stock, thus giving up all financial interest in the transaction. This was particularly ironic because the Directors were asked to acquire the shares at the outset on advice of counsel in order to balance their Staples.com holdings with their Staples RD holdings and minimize any conflict resulting from equity ownership.

While we acknowledge your concerns, we feel it is in the best interests of the company to respectfully decline your request and proceed to a shareholder vote on the proposal. We believe that $7 is a fair price determined through a fair process consistent with best governance practices. In light of Staples.com's ever-improving financial results (we announced on May 22 first quarter revenues of $213 million and a net loss of less than $3 million), if we postpone the vote now and reevaluate in six months or a year, the price will undoubtedly be higher.

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Furthermore, you should be aware that several substantial shareholders have informed us that they intend to vote in favor of the proposal. Accordingly, so that all voices are heard, we intend to proceed to a shareholder vote. In our view, a vote of the shareholders is the fairest and best form of good governance.

If you have any questions or wish to discuss the matter further, please contact me at (508) 253-8615.

Sincerely,

/s/ Thomas G. Stemberg

Thomas G. Stemberg
Chief Executive Officer